UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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KINTERA, INC.

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KINTERA, INC.

9605 Scranton Road, Suite 200

San Diego, CA 92121

(858) 795-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 20, 2006

TO THE STOCKHOLDERS OF KINTERA, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kintera, Inc., a Delaware corporation (the “Company”), will be held on Thursday, July 20, 2006 at 2:00 p.m. Pacific Time at the offices of Morrison & Foerster LLP at 12531 High Bluff Drive, Suite 100, San Diego, California 92130, for the following purposes:

1.        To elect two (2) Class III directors to hold office for a three-year term to expire at the 2009 Annual Meeting of the Stockholders or until their successors are elected and duly qualified.

2.        To amend the 2003 Equity Incentive Plan to increase the maximum aggregate number of shares that may be issued thereunder by 950,000.

3.        To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006.

4.        To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on June 15, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 9605 Scranton Road, Suite 200, San Diego, California 92121.

By Order of the Board of Directors

Harry E. Gruber, M.D.

Chief Executive Officer and President

San Diego, California

June 19, 2006

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 20, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the board of directors (the “Board of Directors”) of Kintera, Inc., a Delaware corporation (the “Company” or “Kintera”), for use at the Annual Meeting of Stockholders to be held on July 20, 2006, at 2:00 p.m. Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of Morrison & Foerster LLP at 12531 High Bluff Drive, Suite 100, San Diego, California 92130. The Company intends to mail this proxy statement and accompanying proxy card on or about June 21, 2006 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of the Company’s stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of shares of our common stock at the close of business on June 15, 2006 (the official record date) will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the close of business on June 15, 2006, the Company had outstanding and entitled to vote 36,457,838 shares of common stock.

Each holder of record of shares of our common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the Company’s outstanding shares entitled to vote are represented at the meeting, either in person or by proxy. All votes will be tabulated by the inspector of elections appointed for the meeting by the Board of Directors, who will tabulate affirmative and negative votes, abstentions and broker non-votes. Votes for and against, abstentions and broker non-votes will each be counted for determining the presence of a quorum. The effects of broker non-votes and abstentions on the specific items to be brought before the Annual Meeting are discussed under each item.

Broker Non-Votes and Abstentions

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner with respect to a non-routine matter. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock incentive plans. Accordingly, at the Annual Meeting, brokers who have not received instructions regarding shares held in street name will have authority to vote on Proposal No. 1 and Proposal No. 3, but will not have the authority to vote on Proposal No. 2.

Voting and Revocability of Proxies

All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Chief Financial Officer of the Company at the Company’s principal executive offices located at 9605 Scranton Road, Suite 200, San Diego, CA 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2007 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is February 21, 2007. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of three Class I directors (Alfred R. Berkeley III, Dennis N. Berman and Philip Heasley), three Class II directors (Allen B. Gruber, Robert Korzeniewski and Deborah D. Rieman, Ph.D.) and two Class III directors (Hector Garcia-Molina, Ph.D. and Harry E. Gruber, M.D.) who will serve until the annual meetings of stockholders to be held in 2007, 2008 and 2006, respectively, and until their respective successors are duly elected and qualified. Two of our directors, Harry E. Gruber, M.D. and Allen B. Gruber, are brothers. There are no other family relationships among any of our directors and executive officers. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. Each director’s term is subject to the election and qualification of his successor, or his earlier death, resignation or removal.

The terms of the current Class III directors will expire on the date of the upcoming Annual Meeting. Accordingly, two persons are to be elected to serve as Class III directors of the Board of Directors at the meeting. The Board of Directors’ nominees for election by the stockholders to those two positions are the current Class III members of the Board of Directors, Harry E. Gruber, M.D. and Hector Garcia-Molina, Ph.D. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2009 or until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

Vote Required and Board of Directors’ Recommendation

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at a meeting at which a quorum is present. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees for Class III directors named above. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. If a quorum is present the two nominees for Class III director receiving the highest number of votes will be elected as Class III directors. Abstentions will have no effect on the vote. Broker non-votes are not expected to result from the vote on this proposal. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Information Regarding Directors

The name, age (as of June 12, 2006) and position of each of our directors is listed below, together with a brief account of their business experience.

Name	Age	Position(s)	Director Since

Class I directors:
Alfred R. Berkeley III (1)(3)	61	Director	2003
Dennis N. Berman	55	Executive Vice President, Corporate Development and Vice Chairman of the Board of Directors	2000
Philip Heasley (1)	56	Director	2003

Class II directors:
Allen B. Gruber	50	Executive Vice President, Chief Product Officer	2000
Robert J. Korzeniewski, C.P.A. (1)(2)	49	Director	2003
Deborah D. Rieman, Ph.D. (2)(3)	56	Director	2003

Class III directors:
Harry E. Gruber, M.D.	54	President, Chief Executive Officer and Chairman of the Board of Directors	2000
Hector Garcia-Molina, Ph.D. (2)(3)	52	Director	2003

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating Committee.

Class I Directors (term expires 2007):

Alfred R. Berkeley III, 61, joined Kintera as a Director in September 2003. Mr. Berkeley currently serves as chairman and chief executive officer of Pipeline Trading Systems LCC. Mr. Berkeley also serves as Director of Webex, Inc and Princeton Capital Management, Inc. Mr. Berkeley was appointed Vice Chairman of the Nasdaq Stock Market, Inc. in July 2000 and served through July 2003. Mr. Berkeley had served as President of Nasdaq from 1996 until 2000. From 1972 to 1996, Mr. Berkeley served in a number of capacities at Alex. Brown & Sons, Inc. Most recently, he was Managing Director and Senior Banker in the corporate finance department where he financed computer software and electronic commerce companies. Mr. Berkeley joined Alex. Brown & Sons, Inc. as a research analyst in 1972 and became a general partner in 1983. From 1985 to 1987, he served as Head of Information Services for the firm. Mr. Berkeley served as a Captain in the United States Air Force from 1968 to 1972. Mr. Berkeley holds a B.A. from the University of Virginia and received his M.B.A. from The Wharton School at the University of Pennsylvania.

Dennis N. Berman, 55, co-founded Kintera and has served as our Executive Vice President, Corporate Development and Vice Chairman of the Board of Directors since 2000. Prior to founding Kintera, Mr. Berman was Vice President of Corporate Development of INTERVU Inc. from 1999 to 2000, where he oversaw strategic alliances and financings. From 1978 to 1985, Mr. Berman was a law partner and law associate of Fred Adler, a New York City venture capitalist. He has represented technology companies, venture capitalists and underwriters in numerous public and private equity financings. In addition, he has represented national nonprofit organizations in numerous financings. Mr. Berman holds a B.A. from the University of Pennsylvania and a B.S. from The Wharton School at the University of Pennsylvania. Mr. Berman also holds a General Course Certificate from the London School of Economics and received his J.D. from Harvard Law School.

Philip Heasley, 56, joined Kintera as a Director in September 2003. Mr. Heasley is currently President and Chief Executive Officer of Transaction Systems Architects, Inc., a provider of electronic and related payment services to banks, and has been since March 2005. Prior to that, beginning in 2003, he served as Chairman and Chief Executive Officer of Paypower LLC. From 2000 until 2003, Mr. Heasley served as Chairman and Chief Executive Officer of First USA Bank, the credit card subsidiary of Bank One Corp. Prior to joining First USA, Mr. Heasley spent 13 years in executive positions at U.S. Bancorp, including six years as Vice Chairman and the last two years as President and Chief Operating Officer. Before joining U.S. Bancorp, Mr. Heasley spent 13 years at Citicorp, including three years as President and Chief Operating Officer of Diners Club, Inc. Mr. Heasley currently serves as a director of Fidelity National Financial, Inc., Ohio Casualty Corporation, Fair Isaac Corporation, Public Radio International and Catholic Charities of Minneapolis and St. Paul. Mr. Heasley was the past Chairman of the Board of Visa USA, serving in that capacity for six years. Mr. Heasley holds a B.A. from Marist College and an M.B.A. from Bernard Baruch Graduate School of Business.

Class II Directors (term expires 2008):

Allen B. Gruber, 50, co-founded Kintera and served as Kintera’s initial President. Mr. Gruber has served as Executive Vice President in a variety of capacities and as a Director of Kintera since 2000, and currently serves as Kintera’s Executive Vice President, Chief Product Officer. Prior to founding Kintera, Mr. Gruber was a practicing physician specializing in Neurology from 1989 to 1999. He was also the initial seed investor in INTERVU Inc. and served as a member of its Board of Directors from 1995 until 1996. Mr. Gruber is board certified by the American Board of Neurology and Psychiatry (Neurology) and has served on the faculty of the University of Texas Health Science Center in San Antonio, Texas. Mr. Gruber worked with the Muscular Dystrophy Association as a Clinic Director and volunteer and has held various positions with hospitals and health insurance companies. He is on the Board of Directors of the National Multiple Sclerosis Society in San Diego, California and is a member of the Institute of Electrical and Electronics Engineers and the American Academy of Neurology. Mr. Gruber holds a B.A. from the University of Pennsylvania and received his M.D. from the University of Pennsylvania.

Robert J. Korzeniewski, C.P.A., 49, joined Kintera as a Director in September 2003. Mr. Korzeniewski currently serves as Executive Vice President, Corporate and Business Development of VeriSign, Inc., a position he has held since June 2000. From 1996 until 2000, Mr. Korzeniewski served as Chief Financial Officer of Network Solutions, Inc. Prior to joining Network Solutions, Mr. Korzeniewski held various senior financial positions at SAIC from 1987 until 1996. Mr. Korzeniewski also serves as a director of Talk America Holdings Inc., as well as a number of privately held companies. Mr. Korzeniewski holds a B.S. from Salem State College.

Deborah D. Rieman, Ph.D., 56, joined Kintera as a Director in September 2003. Dr. Rieman currently manages a private investment fund. From July 1995 to December 1999, Dr. Rieman was the President and Chief Executive Officer of CheckPoint Software Technologies, Inc., an Internet security software company. Prior to joining CheckPoint, Dr. Rieman held various executive and marketing positions with Adobe Systems Inc., a computer software company, Sun Microsystems Inc., a computer networking company, and Xerox Corporation, a diversified electronics manufacturer. Dr. Rieman also serves as a director of Arbinet, Corning Inc., Keynote Systems, Inc., and Tumbleweed Communications Corporation. Dr. Rieman holds a B.A. from Sarah Lawrence College and received her Ph.D. in mathematics from Columbia University.

Class III Directors (nominated for re-election at the Annual Meeting):

Harry E. Gruber, M.D., 54, co-founded Kintera and has served as our President, Chief Executive Officer and Chairman of the Board of Directors since 2000. Prior to founding Kintera, Dr. Gruber co-founded INTERVU Inc., a publicly held Internet video and audio delivery company, where he served as the Chief Executive Officer from 1995 to 2000, and which was acquired by Akamai Technologies, Inc. in 2000. In 1986, Dr. Gruber founded Gensia Pharmaceuticals, Inc. (subsequently known as SICOR Inc. which was acquired by Teva Pharmaceutical Industries Ltd.) and served as the Vice President, Research of the publicly held biotechnology firm from its inception until 1995. Dr. Gruber was also the founder of two additional public companies: Aramed, Inc., a central nervous system drug discovery company, and Viagene, Inc., a gene therapy company, which was acquired by Chiron Corporation. After completing his training in Internal Medicine, Rheumatology and Biochemical Genetics, Dr. Gruber served on the faculty at the University of California, San Diego from 1977 until 1986. Dr. Gruber previously served as a member of the Board of Overseers of the School of Arts and Sciences of the University of Pennsylvania and as a member of the University of Pennsylvania Medical School Medical Alumni Leadership Council. He also previously served on the UCSD Foundation Board of Directors, where he headed the development committee. He is the author of over 100 original scientific articles and an inventor of 33 issued and numerous pending patents. Dr. Gruber holds a B.A. and an M.D. from the University of Pennsylvania.

Hector Garcia-Molina, Ph.D., 52, joined Kintera as a member of our Technical Advisory Board and has served as a Director since September 2003. Dr. Garcia-Molina has been the Leonard Bosack and Sandra Lerner Professor in the Departments of Computer Science and Electrical Engineering at Stanford University since October 1995 and has served as Chairman of the Department of Computer Science from January 2001 to December 2004. He has been a professor at Stanford University since January 1992. From August 1994 until December 1997, he was the Director of the Computer Systems Laboratory at Stanford University. Dr. Garcia-Molina also serves on the board of directors of Oracle Corporation. Dr. Garcia-Molina holds a B.S. in Electrical Engineering from the Instituto Tecnologico de Monterrey, Mexico, and received his M.S. in Electrical Engineering and Ph.D. in Computer Science from Stanford University.

Board Committees and Meetings

During the fiscal year ended December 31, 2005 the Board of Directors held nine meetings. The Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

The members of our Audit Committee are Alfred R. Berkeley III, Philip Heasley and Robert J. Korzeniewski, C.P.A. Mr. Korzeniewski is an Audit Committee Financial Expert, as defined in the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee oversees, reviews and evaluates our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent auditors, and met fifteen times during the fiscal year ended December 31, 2005. All members of the Audit Committee are independent as independence is defined in Rule 4200(a)(15) of the applicable NASDAQ listing standards. The Audit Committee acts pursuant to a written charter.

The members of our Compensation Committee are Hector Garcia-Molina, Ph.D., Robert J. Korzeniewski, C.P.A. and Deborah D. Rieman, Ph.D. The Compensation Committee reviews and makes recommendations to our Board of Directors concerning the compensation and benefits of our executive officers, including the Chief Executive Officer, and directors, oversees the administration of our stock option and employee benefits plans, and reviews general policy relating to compensation and benefits. The Compensation Committee met eight times during the fiscal year ended December 31, 2005. All members of the Compensation Committee are independent as independence is defined in Rule 4200(a)(15) of the applicable NASDAQ listing standards.

The members of our Nominating Committee are Alfred R. Berkeley III, Hector Garcia-Molina, Ph.D., and Deborah D. Rieman, Ph.D. When appropriate, the Nominating Committee identifies prospective candidates to serve on the Board of Directors, recommends nominees for election to the Board of Directors, develops and recommends Board member selection criteria and considers committee member qualification. The Nominating Committee was established by the Board of Directors in connection with the Company’s initial public offering which was completed in December 2003. The Nominating Committee met one time during the fiscal year ended December 31, 2005. All members of the Nominating Committee are independent as independence is defined in Rule 4200(a)(15) of the applicable NASDAQ listing standards. The Nominating Committee acts pursuant to a written charter. The charter of the Nominating Committee is available at the Company’s website at www.kintera.com. Once on our home page, click on “About Us,” then “Investor Relations,” “Corporate Governance” and “Nominating Committee Charter.” The charter is on this web page.

During the fiscal year ended December 31, 2005, each member of the Board of Directors attended 75% or more of the aggregate number of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member, except for Allen B. Gruber and Philip Heasley, who attended 44% and 58% of the meetings of the Board of Directors and of the committees on which they served, respectively.

Director Nominations

The Nominating Committee evaluated and recommended the Class III director-nominees for the election of directors at the Annual Meeting.

In fulfilling its responsibilities, the Nominating Committee may consider the following factors:

•	the appropriate size of the Board of Directors and its committees;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience in the software industry, the nonprofit sector, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	experience with accounting rules and practices;

•	applicable regulatory and securities exchange/association requirements;

•	appreciation of the relationship of the Company’s business to the changing needs of society; and

•	a balance between the benefit of continuity and the desire for a fresh perspective provided by new members.

The Nominating Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating Committee also may consider candidates with appropriate non-business backgrounds.

Other than the foregoing factors, there are no stated minimum criteria for director nominees. The Nominating Committee may consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating Committee does, however, recognize that under applicable regulatory requirements at least one member of the Board of Directors must, and believes that it is preferable that more than one member of the Board of Directors should, meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the Board of Directors must meet the definition of an “independent director” under the applicable NASDAQ listing standards or the listing standards of any other applicable self regulatory organization. The Nominating Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board of Directors.

The Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating Committee and Board of Directors will be polled for suggestions as to individuals meeting the criteria of the Nominating Committee. Research may also be performed to identify qualified individuals. If the Nominating Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating Committee will evaluate any recommendation for director nominee proposed by a stockholder who (i) has continuously held at least 1% of the outstanding shares of the Company’s common stock entitled to vote at the annual meeting of stockholders for at least one year by the date the stockholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. In order to be evaluated in connection with the Company’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying stockholder must be received by the Company no later than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders. Any stockholder recommendation for director nominee must be submitted to the Company’s Chief Financial Officer in writing at 9605 Scranton Road, Suite 200, San Diego, California 92121, and must contain the following information:

•	a statement by the stockholder that he/she is the holder of at least 1% of the outstanding shares of the Company’s common stock and that the stock has been held for at least a year prior to the date of the submission and that the stockholder will continue to hold the shares through the date of the annual meeting of stockholders;

•	the candidate’s name, age, contact information and current principal occupation or employment;

•	a description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed;

•	the candidate’s resume; and

•	three (3) references.

The Nominating Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner, using the criteria stated above.

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating Committee.

Communications with Directors

The Board of Directors has adopted a Stockholders Communications with Directors Policy. The Stockholders Communications with Directors Policy is available at the Company’s website at www.kintera.com. Once on our home page, click on “About Us,” then click on “Investor Relations,” then click on “Corporate

Governance” and then click on “Stockholder Communications with Directors Policy.” The policy is on this web page.

Compensation of Directors

Each of our non-employee directors is paid a stipend of $1,000 per month and is reimbursed for reasonable expenses incurred in connection with attending Board of Directors and committee meetings. Upon election to our Board of Directors, each of our non-employee directors is granted an initial option to purchase up to 50,000 shares of our common stock at the then fair market value pursuant to the terms of our 2003 Equity Incentive Plan. In addition, each non-employee director is automatically granted an option to purchase up to 25,000 shares of our common stock if he or she remains on the Board of Directors on the date of each annual meeting of stockholders (unless he or she joined our Board of Directors within six months of such meeting). Twenty-five percent (25%) of such grants vest one year after their date of grant, and the remaining 75% are to vest in equal daily installments over a period of three years thereafter, and such vesting is conditioned on continued status as one of our directors. The options will become fully vested immediately prior to a change in control of the Company. Our directors are also eligible for discretionary option grants under the terms of our 2003 Equity Incentive Plan.

Director Attendance at Annual Meetings

The Board of Directors has adopted a Board Member Attendance at Annual Meetings Policy. This policy may be found at www.kintera.com. Once on our home page, click on “About Us,” then click on “Investor Relations,” then click on “Corporate Governance” and then click on “Board Member Attendance at Annual Meetings Policy.” The policy is on this web page.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to all of our employees, officers and directors. The Code of Ethics is available at the Company’s website at www.kintera.com. Once on our home page, click on “About Us,” then “Investor Relations,” “Corporate Governance” and “Code of Ethics for Employees and Directors.” The policy is on this web page.

Board Member Independence

The Board of Directors has determined that, except as noted below, all of the members of the Board of Directors are “independent” as independence is defined in Rule 4200(a)(15) of the applicable NASDAQ listing standards.

Dennis N. Berman, Allen B. Gruber and Harry E. Gruber, M.D. are not considered independent because they are currently employed by the Company.

PROPOSAL 2

APPROVAL OF AMENDMENT TO 2003 EQUITY INCENTIVE PLAN

At the Annual Meeting, the stockholders will be asked to approve an amendment to the Kintera, Inc. 2003 Equity Incentive Plan (the “2003 Plan”) to increase by 950,000 the maximum number of shares of common stock that may be issued under the 2003 Plan. On June 19, 2006, the Company’s Compensation Committee adopted, subject to stockholder approval, an increase to the share reserve of the 2003 Plan by 950,000 shares, to a total of 9,550,000 shares. The Company’s stockholders have previously authorized the Company to issue under the 2003 Plan up to 8,600,000 shares of the common stock (subject to adjustment upon certain changes in the capital structure of the Company). However, the actual number of awards which may be granted under the 2003 Plan is reduced, at all times, by the number of stock options outstanding, and the number of shares issued upon exercise of options granted, under our 2000 Stock Option Plan.

The Compensation Committee believes that in order to successfully attract and retain the best possible candidates for positions of responsibility, the Company must continue to offer a competitive equity incentive program. In addition, the Company is contemplating the terms of programs under which it may grant restricted stock and stock options in lieu of cash compensation to its directors, officers and employees. As of June 12, 2006, only 505,706 shares remained available for the future grant of stock awards and stock options under the 2003 Plan, and the Board of Directors believes that additional shares must be made available to meet the Company’s anticipated needs. Therefore, as described above, the Compensation Committee has adopted, subject to stockholder approval, an amendment to increase the maximum number of shares of common stock issuable under the 2003 Plan by 950,000 shares to a total of 9,550,000 shares (subject to adjustment upon certain changes in the capital structure of the Company), which number of shares will be reduced, at all times, by the number of shares subject to outstanding stock options, and the number of shares issued upon exercise of outstanding options granted, under our 2000 Stock Option Plan, to ensure that the Company will continue to have available a reasonable number of shares for its stock award program.

Summary of the 2003 Plan

The following summary of the 2003 Plan is qualified in its entirety by the specific language of the 2003 Plan, a copy of which is available to any stockholder upon request.

General.  The purpose of the 2003 Plan is to provide an incentive program that will enable us to attract and retain employees and consultants upon whose judgment, interest and contributions our success is dependent and to provide them with an equity interest in our success in order to motivate superior performance. We will provide these incentives through the grant of stock options, stock appreciation rights, stock purchase rights, stock bonuses, stock units, performance shares and performance units.

Shares Subject to 2003 Plan.  Currently, a maximum of 8,600,000 of the authorized but unissued or reacquired shares of common stock may be issued under the 2003 Plan, which number of shares is reduced, at all times, by the number of shares subject to outstanding stock options, and the number of shares issued upon exercise of outstanding options granted, under our 2000 Stock Option Plan. The Compensation Committee has amended the 2003 Plan, subject to stockholder approval, to increase the maximum number of shares that may be issued under the 2003 Plan to 9,550,000 shares. However, the actual number of awards which may be granted under the 2003 Plan is reduced, at all times, by the number of stock options outstanding under our 2000 Stock Option Plan. As of June 12, 2006, options to purchase 1,176,985 shares of our common stock were outstanding under our 2000 Stock Option Plan and 5,462,056 awards of, or options to purchase shares of, our common stock were outstanding under the 2003 Plan.

Grant Limit.  In order to preserve the Company’s ability to deduct compensation related to awards granted under the 2003 Plan, the 2003 Plan provides that no employee or prospective employee may be granted an award, subject to appropriate adjustment in the event of any change in our capital structure, for more than the number of shares provided below in any fiscal year (the “Grant Limit”). This Grant Limit is intended to permit compensation received by certain executive officers in connection with awards granted under the 2003 Plan to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Performance-based compensation is not counted toward the limit on the amount of executive compensation that public companies are permitted to deduct for federal income tax purposes under Section 162(m).

Stock Option and Stock Appreciation Right Grant Limit.  No employee or prospective employee may be granted within any fiscal year of the Company one or more stock options or stock appreciation rights which in the aggregate are for more than 1,000,000 shares.

Stock Purchase Rights, Stock Bonuses and Stock Units Grant Limit.  No employee or prospective employee shall be granted within any fiscal year of the Company one or more Stock Purchase Rights, Stock Bonuses and/or Stock Unit awards (as defined in the 2003 Plan), subject to vesting conditions based on the attainment of performance goals, for more than 200,000 shares.

Performance Shares and Performance Units Grant Limit.  No employee may be granted (a) performance shares which could result in such employee receiving more than 200,000 shares for each full fiscal year of the Company contained in the performance period for such award, or (b) performance units which could result in such employee receiving more than $2,000,000 for each full fiscal year of the Company contained in the performance period for such award.

Performance Criteria.  In order to preserve the Company’s ability to deduct compensation related to awards granted under the 2003 Plan, the 2003 Plan provides that prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Compensation Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each parent and subsidiary corporation consolidated therewith for financial reporting purposes, or such division or business unit of the Company as may be selected by the Compensation Committee. The Compensation Committee, in its discretion, may base performance goals on one or more measures such as revenue, gross margin, operating margin, operating income, pre-tax profit, earnings before interest, taxes, depreciation and/or amortization, net income, cash flow, expenses, stock price, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added and market share. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Compensation Committee. The degree of attainment of performance measures will, according to criteria established by the Compensation Committee, be computed before the effect of changes in accounting standards, restructuring charges and similar extraordinary items occurring after the establishment of the performance goals applicable to a performance award.

Administration.  The 2003 Plan administrator will be either our Board of Directors or the Compensation Committee. With respect to eligible participants who are executive officers or consultants, the 2003 Plan will be administered by the Compensation Committee, which consists of three directors, each of whom is both a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Eligibility.  Under the 2003 Plan, we may grant awards to our employees (including officers), directors, or consultants or any employees (including officers), directors, or consultants of our present or future parent or subsidiaries or other affiliated entities. While we may grant incentive stock options only to employees, we may grant nonstatutory stock options, stock appreciation rights, stock awards, stock units, performance shares and performance units to any eligible participant.

Stock Options.  The 2003 Plan administrator may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or any combination of these.

Each option granted under the 2003 Plan must be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2003 Plan. The exercise price of each option may not be less than the fair market value of a share of common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten Percent Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant. On June 12, 2006, the closing price of common stock on the NASDAQ National Market was $1.64 per share. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company options which in the aggregate are for more than 1,000,000 shares.

The 2003 Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale with respect to some or all of the shares being acquired upon the exercise of the option, to the extent legally permitted, by tender of shares of common stock owned by the optionee having a fair market value not less than the exercise price, by such other lawful consideration as approved by the Compensation Committee, or by any combination of these. Nevertheless, the Compensation Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the optionee’s surrender of a portion of the option shares to the Company.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Compensation Committee. The maximum term of any option granted under the 2003 Plan is ten years, provided that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five years. The Compensation Committee will specify in each written option agreement, and solely in its discretion, the period of post-termination exercise applicable to each option.

Generally, stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. However, a nonstatutory stock option may be assigned or transferred to the extent permitted by the Compensation Committee in its sole discretion.

Automatic Stock Option Grants to Non-employee Directors.  The 2003 Plan also provides for automatic grants of stock options to non-employee directors in order to provide them with additional incentives and, therefore, to promote the success of our business. The 2003 Plan provides for an initial, automatic grant of an option to purchase 50,000 shares of our common stock to each non-employee director who first becomes a non-employee director after the date the 2003 Plan is effective. The 2003 Plan also provides for an annual grant of an option to purchase 25,000 shares of our common stock to each non-employee director on the date of each annual meeting of stockholders which occurs on or after the date the 2003 Plan is effective. Notwithstanding the foregoing, a non-employee director granted an initial option on, or within a period of six months prior to, the date of an annual meeting of the stockholders will not be granted an annual option with respect to that annual stockholders’ meeting. Each initial and annual option will have an exercise price per share equal to the fair market value of a share of our common stock on the date of grant and will have a term of ten years. Twenty-five percent (25%) of both the initial options and the annual options granted to newly elected or appointed non-employee directors will vest and become exercisable one year after the date of grant and the remaining 75% vest in equal daily installments over a period of three years thereafter. Such vesting is conditioned on continued status as one of the Company’s directors. All automatic non-employee director options granted under the 2003 Plan will be nonstatutory stock options. They must be exercised, if at all, within 12 months after a non-employee director’s termination of service with us by reason of death or disability and otherwise within three months after termination of service, but in no event later than the expiration of the option’s term. In the event of our merger with another corporation or another change in control event, all automatic non-employee director options will become fully vested and exercisable.

Stock Appreciation Rights.  Each stock appreciation right granted under the 2003 Plan must be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 2003 Plan.

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. The Company may pay the appreciation either in cash or in shares of common stock. The Compensation Committee may grant stock appreciation rights under the 2003 Plan in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled. Freestanding stock appreciation rights vest and become exercisable at the times and on the terms established by the Compensation Committee. The maximum term of any stock appreciation right granted under the 2003 Plan is ten years. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company stock appreciation rights which in the aggregate are for more than 1,000,000 shares.

Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant.

Restricted Stock Awards.  The Compensation Committee may grant restricted stock awards under the 2003 Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the Company. The Compensation Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Compensation Committee specifies, and the shares acquired may not be transferred by the participant until vested. Unless otherwise provided by the Compensation Committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company more than 200,000 shares of restricted stock on which the restrictions are based on performance criteria.

Restricted Stock Units.  The Compensation Committee may grant restricted stock units under the 2003 Plan, each of which represents a right to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Compensation Committee may grant restricted stock unit awards subject to the attainment of performance goals similar to those described below in connection with performance shares and performance units, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Compensation Committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company more than 200,000 shares of restricted stock units on which the restrictions are based on performance criteria.

Performance Awards.  The Compensation Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Compensation Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of common stock and $100 per unit. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, for each fiscal year of the Company contained in the applicable performance period, no employee may be granted performance shares that could result in the employee receiving more than 200,000 shares of common stock or performance units that could result in the employee receiving more than $2,000,000. A participant may receive only one performance award with respect to any performance period.

Following completion of the applicable performance period, the Compensation Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Compensation Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to the participant on the basis of the performance goals attained. However, no such reduction may increase the amount paid to any other participant. In its discretion, the Compensation Committee may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on our common stock. Performance award payments may be made in lump sum or in installments. If any payment is to be made on a deferred basis, the Compensation Committee may provide for the payment of dividend equivalents or interest during the deferral period.

Unless otherwise provided by the Compensation Committee, if a participant’s service terminates due to the participant’s death, disability or retirement prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the 2003 Plan provides that, unless otherwise determined by the Compensation Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Change in Control.  The 2003 Plan defines a “Change in Control” of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of the voting securities of the Company, its successor or the corporation to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation (the “Acquiring Corporation”) thereof may either assume all outstanding awards or substitute new awards having an equivalent value.

In the event of a Change in Control in which the outstanding stock options are assumed by the Acquiring Corporation, then the vesting on all unvested shares underlying all stock options will be accelerated by one year. Notwithstanding the foregoing, however, options granted to the Company’s outside directors whose service has not been terminated before the date of the Change in Control will become immediately exercisable, vested and payable in full as of the date ten (10) days prior to the date of the Change in Control.

In the event of a Change in Control in which the outstanding stock options and stock appreciation rights are not assumed or replaced, then all unexercisable, unvested or unpaid portions of such outstanding awards will become immediately exercisable, vested and payable in full immediately prior to the date of the Change in Control.

Any award not assumed, replaced or exercised prior to the Change in Control will terminate. The 2003 Plan authorizes the Compensation Committee, in its discretion, to provide for different treatment of any award, as may be specified in such award’s written agreement, which may provide for acceleration of the vesting or settlement of any award, or provide for longer periods of exercisability, upon a Change in Control.

Repricing.  The 2003 Plan provides that shareholder approval is required in order to reduce the exercise price of any award or cancel any award in exchange for another award at a time when its exercise price exceeds the fair market value of the underlying shares. However, under an amendment to the 2003 Plan approved by the stockholders at the Company’s last annual meeting of stockholders, the Compensation Committee may (i) cancel options issued and outstanding on or prior to January 1, 2006 and that are not held by executive officers or directors, and grant in substitution new options having a lower exercise price, and/or (ii) amend outstanding options issued and outstanding on or prior to January 1, 2006 and that are not held by executive officers or directors, to reduce the exercise price. On May 31, 2006, the Company initiated an Exchange Offer for outstanding options held by current employees with an exercise price equal to at least $7.00 per share and which are currently vested but which were unvested as of December 27, 2005. Upon completion of this Exchange Offer, the repricing authority granted by the stockholders will be exhausted, and any future reductions in option exercise prices will be subject to obtaining stockholder approval.

Termination or Amendment.  The 2003 Plan will continue in effect until the first to occur of (i) its termination by the Compensation Committee, (ii) the date on which all shares available for issuance under the 2003 Plan have been issued and all restrictions on such shares under the terms of the 2003 Plan and the agreements evidencing awards granted under the 2003 Plan have lapsed, or (iii) the tenth anniversary of the 2003 Plan’s effective date. The Compensation Committee may terminate or amend the 2003 Plan at any time, provided that no amendment may be made without stockholder approval if the Compensation Committee deems such approval necessary for compliance with any applicable tax or securities law or other regulatory requirements, including the requirements of any stock exchange or market system on which our common stock is then listed. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule.

Summary of U.S. Federal Income Tax Consequences

The following summary of the federal income tax consequences of participation in the 2003 Plan is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss non-U.S., state or local tax consequences or guidance that may be issued by the Treasury Department under Section 409A of the Code.

Incentive Stock Options.  An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the determination date (see discussion under “Nonstatutory Stock Options” below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under “Nonstatutory Stock Options” below) is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the optionee must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

In the event an incentive stock option is amended, such option may be considered deferred compensation and subject to the rules of new Section 409A of the Code, which provide rules regarding the timing of payment of deferred compensation. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A, can result in an additional 20% tax obligation, plus penalties and interest. Currently, how the additional tax and penalties and interest will be applied is unclear. In addition, the amendment of an incentive stock option may convert the option from an incentive stock option to a nonstatutory stock option.

Nonstatutory Stock Options.  Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to the Company’s right to repurchase them at the original exercise price upon the optionee’s termination of service) and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

In the event a nonstatutory stock option is amended, such option may be considered deferred compensation and subject to the rules of new Section 409A of the Code, which provide rules regarding the timing of payment of deferred compensation. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A, can result in an additional 20% tax obligation, plus penalties and interest. Currently, how the additional tax and penalties and interest will be applied is unclear.

Stock Appreciation Rights.  No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our common stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

To the extent that a stock appreciation right is settled in cash, such stock appreciation right will be considered deferred compensation and subject to the rules of new Section 409A of the Code, which provide rules regarding the timing of payment of deferred compensation. A stock appreciation right subject to Section 409A of the Code which fails to comply with the rules of Section 409A, can result in an additional 20% tax obligation, plus penalties and interest. Currently, how the additional tax and penalties and interest will be applied is unclear.

Restricted Stock Awards.  A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date” (as defined above under “Nonstatutory Stock Options”). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than thirty (30) days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Units Awards.  A participant generally will recognize no income upon the grant of a performance share, performance units or restricted stock units award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock Awards”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Nonstatutory Stock Options”), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance units and restricted stock units also can be considered non-qualified deferred compensation and subject to the new Section 409A of the Code, which provide rules regarding the timing of payment of deferred compensation. A grant of performance units or restricted stock units that does not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to such participant. Currently, how the additional tax, penalties and interest will be applied is unclear.

Amended 2003 Plan Benefits

Except as otherwise set forth in this paragraph, options granted under the 2003 Plan will be granted at the discretion of the Board of Directors, and, accordingly, are not yet determinable. Benefits under the 2003 Plan will depend on a number of factors, including the fair market value of the Company’s common stock on future dates, actual Company performance against performance goals established with respect to performance awards and decisions made by the participants. Consequently, other than the options described in this paragraph, it is not possible to determine the benefits that might be received by participants under the 2003 Plan. The Company will issue an annual option grant to each non-employee director as provided under the 2003 Plan as described above.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast at the meeting, either in person or by proxy, is required to approve the adoption of the amendment to the 2003 Plan. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and has further directed that the selection of the independent auditors be submitted for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, during the fiscal year ended December 31, 2005 by Ernst & Young LLP, the Company’s independent auditor for that period, is compatible with maintaining the auditor’s independence. The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2004 and December 31, 2005 by Ernst & Young LLP:

	Fiscal 2004	Fiscal 2005
Audit Fees(1)	$503,700	$818,072
Audit-Related Fees(2)	401,300	99,035
Tax Fees	—	—
All Other Fees	—	—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, audit of internal controls over financial reporting and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to due diligence in connection with acquisitions, audits of acquired companies, and consultations not meeting the definition of audit fees.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The chairperson of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services of up to $25,000 per engagement on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting. This authority may be delegated to any other member of the Audit Committee as well.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast at the meeting at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. Broker non-votes are not expected to result from the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of the shares of our common stock as of June 12, 2006, by (i) each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each executive officer listed in the Summary Compensation Table, (iii) each of our directors and (iv) all of our current executive officers and directors as a group. The address for all executive officers and directors is c/o Kintera, Inc., 9605 Scranton Road, Suite 200, San Diego, California 92121.

Except in cases in which community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such stockholder.

Name or Group of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)
5% Stockholder:
Magnetar Capital Partners LLC (2) 1603 Orrington Avenue, 13th Floor Evanston, IL 60210	3,503,900	9.6%

Coghill Capital Management, LLC (3) One N. Wacker Dr., #4350 Chicago, IL 60606	3,382,784	9.1%

WS Capital LLC (4) 300 Crescent Court, Suite 1111 Dallas, TX 75201	1,886,300	5.2%

Missouri Valley Partners, Inc.(5) 135 North Meramec Ste. 500 St. Louis, MO 63105	1,800,236	5.0%

Named Executive Officers:
Harry E. Gruber, M.D.(6)	4,079,103	11.2%
Allen B. Gruber(7)	3,539,712	10.0%
Dennis N. Berman(8)	3,342,134	9.2%
Richard R. Davidson(9)	8,212	*
Richard LaBarbera(10)	0	*

Directors:
Hector Garcia-Molina, Ph.D.(11)	67,636	*
Alfred R. Berkeley III(12)	157,636	*
Deborah D. Rieman, Ph.D.(13)	57,636	*
Robert J. Korzeniewski, C.P.A.(14)	59,636	*
Philip Heasley(15)	77,636	*

Executive officers and directors as a Group (10 persons):	20,161,533	61.9%

*	Represents less than 1%

(1)	Applicable percentage ownership is based on 36,457,838 shares of our common stock outstanding as of June 12, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and

Exchange Commission, based on factors including voting and investment power with respect to shares, subject to the applicable community property laws. Shares of our common stock subject to options or warrants currently exercisable, or exercisable within 60 days after June 12, 2006, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Based solely on information provided on a Schedule 13G filed by Magnetar Capital Partners LLC with the SEC on February 14, 2006. According the Schedule 13G, as of February 6, 2006, each of Magnetar Capital Partners, Supernova Management LLC and Alec N. Litowitz may be deemed to be the beneficial owners of 3,503,900 Shares. This amount consists of: 1,877,523 Shares held for the account of Magnetar Capital Master Fund; 600,000 Shares issuable upon the conversion of certain warrants held for the account of Magnetar Capital Master Fund Ltd; 5,700 Shares held for the account of Magnetar Capital Assets Fund Ltd, and 1,020,677 Shares held for the account of the certain managed accounts. As of February 6, 2006, Magnetar Financial LLC may be deemed to be the beneficial owner of 2,483,223 Shares. This amount consists of: 1,877,523 Shares held for the account of Magnetar Capital Master Fund Ltd.; 600,000 Shares issuable upon the conversion of certain warrants held for the account of Magnetar Capital Master Fund Ltd.; and 5,700 Shares held for the account of Magnetar Capital Assets Fund Ltd. Magnetar Financial LLC has the sole voting and dispositive power over 2,483,223 shares, and Magnetar Capital Partners LLC, Supernova Management LLC and Mr. Litowitz have shared voting and dispositive power over 3,503,900 shares.

(3)	Based solely on information provided on a Schedule 13G/A filed by Coghill Capital Management LLC with the SEC on February 15, 2006. Pursuant to the Schedule 13G/A, CCM Master Qualified Fund, Ltd.; Coghill Capital Management, L.L.C. and Clint D. Coghill are deemed to beneficially own and have shared voting and dispositive powers with respect to such shares. Mr. Coghill is the managing member of Coghill Capital Management, L.L.C.; an entity which serves as the investment manager of CCM Master Qualified Fund, Ltd. Includes 730,000 shares issuable upon exercise of a warrant.

(4)	Based solely on information provided on a Schedule 13G/A filed on February 14, 2006 with the SEC, WS Capital L.L.C. and affiliates reported voting and dispositive power over 1,886,300 shares of common stock, including currently exercisable warrants to purchase 400,000 shares of the common stock of the Company. The Schedule 13G/A indicates that: WS Capital, L.L.C. has sole voting and dispositive power over 500,000 shares of common stock and warrants to purchase 200,000 shares of common stock; WS Capital Management, L.P. has sole voting and dispositive power over 500,000 shares of common stock and warrants to purchase 200,000 shares of common stock; Reid S. Walker has sole voting and dispositive power over 500,000 shares of common stock and warrants to purchase 200,000 shares of common stock; G. Stacy Smith has sole voting and dispositive power over 500,000 shares of common stock and warrants to purchase 200,000 shares of common stock; BC Advisors, LLC has sole voting and dispositive power over 986,300 shares of common stock and warrants to purchase 200,000 shares of common stock; SRB Management, L.P. has sole voting and dispositive power over 986,300 shares of common stock and warrants to purchase 200,000 shares of common stock; Steven R. Becker has sole voting and dispositive power over 986,300 shares of common stock and warrants to purchase 200,000 shares of common stock.

(5)	Based solely on information provided on a Schedule 13G/A filed by Missouri Valley Partners, Inc. with the SEC on January 26, 2006. Missouri Valley Partners, Inc. owns 1,800,236 shares, has sole voting power with respect to 1,223,301 shares, and has sole dispositive power with respect to 1,800,236 shares.

(6)	Includes 3,685,891 shares held by Harry E. Gruber & Joan D. Cunningham TR DTD 7/12/1988, 385,000 shares held by the Gruber Children 1992 Trust and the option to purchase 8,212 shares of our common stock exercisable within 60 days of June 12, 2006.

(7)	Includes options to purchase 8,212 shares of our common stock exercisable within 60 days of June 12, 2006, held in the name of Mr. Gruber.

(8)	Includes 2,983,872 shares held by Mr. Berman, 350,000 shares held by Molino Associates, LLC, 50 shares held by Mr. Berman as Custodian for one of his children under the Uniform Transfer to Minors Act and options to purchase 8,212 shares of our common stock exercisable within 60 days of June 12, 2006.

(9)	Includes options to purchase 8,212 shares of our common stock exercisable within 60 days of June 12, 2006, held in the name of Mr. Davidson.

(10)	Mr. LaBarbera was appointed Chief Operating Officer by the Company’s Board of Directors, effective February 13, 2006 and does not beneficially own any shares as of June 12, 2006.

(11)	Includes options to purchase 67,636 shares of our common stock exercisable within 60 days of June 12, 2006, held in the name of Dr. Garcia-Molina.

(12)	Includes options to purchase 57,636 shares of our common stock exercisable within 60 days of June 12, 2006, held in the name of Mr. Berkeley.

(13)	Includes options to purchase 7,636 shares of our common stock exercisable within 60 days of June 12, 2006, held in the name of Dr. Rieman.

(14)	Includes options to purchase 57,636 shares of our common stock exercisable within 60 days of June 12, 2006, held in the name of Mr. Korzeniewski.

(15)	Includes options to purchase 57,636 shares of our common stock exercisable within 60 days of June 12, 2006, held in the name of Mr. Heasley.

Equity Compensation Plans Information

Information about our equity compensation plans at December 31, 2005 that were either approved or not approved by our stockholders was as follows:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by our stockholders(a)	6,829,493	$4.42	1,776,715	(b)

Equity compensation plans not approved by our stockholders(c)	207,200	$6.44	292,800

(a)	Includes our 2000 Stock Option Plan, 2003 Equity Incentive Plan and our 2003 Employee Stock Purchase Plan. However, no future grants may be made under our 2000 Stock Option Plan.

(b)	Includes 1,133,779 shares reserved for issuance under our 2003 Employee Stock Purchase Plan.

(c)	Includes our 2004 Incentive Plan (Fundware).

Under the 2004 Equity Incentive Plan (Fundware) (the “Fundware Plan”), which was approved by our Board of Directors, non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights (collectively, “Awards”) may be issued under the Fundware Plan. Awards may be granted under the Fundware Plan only to employees of the Company (i) who have not previously been an employee or director of the Company, or (ii) following a bona fide period of non-employment or non-service to the Company. Further, Awards under the Fundware Plan are granted as a material inducement to the employee’s entering into service with the Company. The board of directors, or a committee designated by the board of directors, administers the Fundware Plan. The administrator has the sole discretion to interpret any provision of the Fundware Plan, and to determine the terms and conditions of Awards granted under the Fundware Plan. The Fundware Plan shall continue in effect for a term of ten (10) years after it was adopted unless sooner terminated.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Kintera’s executive officers, directors and persons who beneficially own more than 10% of Kintera’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish Kintera with copies of all Section 16(a) forms filed by such person.

Based solely on Kintera’s review of such forms furnished to Kintera and written representations from such reporting persons, Kintera believes that all filing requirements applicable to Kintera’s executive officers, directors and more than 10% stockholders in 2005 were complied with.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table summarizes the compensation paid to or earned by our Chief Executive Officer and our other three most highly compensated executive officers whose total annual salary and bonus during the fiscal year ended December 31, 2005 exceeded $100,000.

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensations ($)
Harry E. Gruber, M.D.	2005	150,000	—	—	—
President, Chief Executive	2004	120,000	—	200,000	—
Officer and Chairman of the	2003	36,533	65,000	—	—
Board of Directors

Dennis N. Berman	2005	165,000	—	—	—
Executive Vice President,	2004	156,250	—	200,000	—
Corporate Development and	2003	36,581	65,000	—	—
Vice Chairman of the Board of Directors

Allen B. Gruber	2005	150,000	—	—	—
Executive Vice President,	2004	120,000	65,000	200,000	—
Chief Product Officer	2003	37,079	—	—	—

Richard R. Davidson	2005	127,308	—	300,000	—
Chief Financial Officer

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to stock options granted to the individuals named in the Summary Compensation Table during the fiscal year ended December 31, 2005, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually, minus the applicable per share exercise price. These assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of our future common stock price. There can be no assurance that any of the values in the table will be achieved. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock and overall stock market conditions.

In the fiscal year ended December 31, 2005, we granted options to purchase up to an aggregate of 4,470,229 shares of our common stock to employees, directors and consultants. All options have a term of ten years. The percentage of total options granted is based upon an aggregate of 4,470,229 options granted during 2005.

							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation
Name	Number of Shares Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)	Closing Price of Underlying Securities on Date of Grant	Expiration Date	5% ($)	10% ($)
Harry E. Gruber, M.D.	—		—	—	—	—	—	—
Dennis N. Berman	—		—	—	—	—	—	—
Allen B. Gruber	—		—	—	—	—	—	—
Richard R. Davidson	200,000	(1)	4.5%	$3.24	$3.24	5/11/2015	$407,524	$1,032,745
Richard R. Davidson	100,000	(2)	2.2%	$2.57	$2.57	10/27/2015	$161,626	$409,592

(1)	25% of the shares subject to these options vested on May 11, 2006, with the remaining option shares vesting in equal daily installments of a period of three years thereafter. All options are exercisable when vested.

(2)	25% of the shares subject to these options shall vest on July 27, 2006, with the remaining option shares vesting in equal daily installments of a period of three years thereafter. All options are exercisable when vested

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth for the individuals named in the Summary Compensation Table their option exercises for the fiscal year ended December 31, 2005, and exercisable and unexercisable options held by them as of December 31, 2005.

The “Value of Unexercised In-the-Money Options at December 31, 2005” is calculated based on the difference between $2.97, the closing price of our common stock on the Nasdaq National Market on December 31, 2005, and the exercise price for the shares underlying the option, multiplied by the number of shares issuable upon exercise of the option.

	Number of Shares Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Harry E. Gruber, M.D.	71,273	128,787	$0	$0
Dennis N. Berman	71,273	128,727	$0	$0
Allen B. Gruber	71,273	128,727	$0	$0
Richard R. Davidson	—	300,000	$0	$40,000

Employment and Severance Arrangements

Richard LaBarbera was appointed Chief Operating Officer by the Company’s Board of Directors, effective February 13, 2006. In connection therewith, the Company entered into an Employment Offer Letter with Mr. LaBarbera, dated February 13, 2006. Under the terms of the Employment Offer Letter, Mr. LaBarbera will receive an annual salary of $300,000 and will be eligible for an annual performance based bonus of up to fifty percent of his base salary based on financial and other performance criteria to be established by the Company’s Chief Executive Officer. In addition, Mr. LaBarbera will be granted, subject to the approval of the Company’s Board of Directors, an option to purchase 325,000 shares of the Company’s common stock under the Company’s 2003 Equity Incentive Plan, which shares shall vest over a four year period. In the event of termination without Cause (as such term is defined in the Company’s Stock Option Agreement to its 2003 Equity Incentive Plan), Mr. LaBarbera shall receive severance payments equal to fifty percent of his then current base salary plus health and dental premiums through COBRA for a period of up to six months. In addition, subject to certain conditions, the Company will reimburse Mr. LaBarbera for certain documented relocation costs and expenses.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee in the fiscal year 2004 were Dr. Garcia-Molina, Mr. Korzeniewski and Dr. Rieman. None of these members is or has ever been one of our officers or employees. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

STOCK PRICE PERFORMANCE GRAPH

Set forth below is a graph comparing cumulative total return on $100 invested, alternatively, in our common stock, the Center for Research in Security Prices (“CRSP”) Total Return Index for the NASDAQ Stock Market and a peer group industry index based on the standard industrial code for computer programming, data processing and other computer-related services (“Peer Group Index”), for the period commencing on December 19, 2003, the date of our initial public offering, and ending on December 31, 2005.

	12/2003	6/2004	12/2004	6/2005	12/2005
Kintera, Inc.	$120.4	$101.2	$87.5	$33.1	$28.8
Nasdaq Stock Market (US Companies)	102.5	104.8	111.6	106.0	113.9
NASDAQ Stocks (SIC 7370 – 7379 US Companies) Computer Prog, Data Proc, & Other Computer Related Services	101.5	105.2	114.1	108.0	118.5

NOTES:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.

C.	If the monthly interval, based on the fiscal year-end is not a trading day, the preceding trading day is used.

D.	The index level for all series was set to $100.0 on 12/19/2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ian Gruber, the son of Harry E. Gruber M.D., is a full-time non-executive employee of the Company. In his role as a Manager of Inside Sales, Ian Gruber was paid $62,789 in salary and commissions for the year ended December 31, 2005. During 2005 Ian Gruber was also awarded one stock option grant for 6,000 common shares vesting annually over four years and exercisable for ten years at $2.57 per share. No other family member of any executive officer, director or 5% stockholder received compensation of more than $60,000 during the year ended December 31, 2005.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Alfred R. Berkeley III, Philip Heasley and Robert J. Korzeniewski, C.P.A.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. The Audit Committee has reviewed and discussed the audited financial statements with management. Our independent auditor, Ernst & Young LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The independent auditor is also responsible for expressing opinions on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed and reviewed with the auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss the overall scope of Ernst & Young LLP’s audit, the results of its examinations, its evaluations of the Company’s internal control over financial reporting and the overall quality of its financial reporting.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Alfred R. Berkeley III

Philip Heasley

Robert J. Korzeniewski, C.P.A.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised of independent non-employee directors and operates pursuant to a written charter. The members of the Compensation Committee during fiscal year 2005 were Hector Garcia-Molina, Ph.D., Robert J. Korzeniewski, C.P.A., and Deborah D. Rieman, Ph.D. The Compensation Committee is responsible for setting and overseeing the administration of the policies governing annual compensation of the executive officers of the Company. The Compensation Committee reviews the performance and compensation levels for executive officers, including our Chief Executive Officer, and sets salary levels.

Compensation Philosophy

The Company’s overall executive compensation philosophy is based on the following principles:

•	to offer competitive levels of total compensation that will facilitate the Company’s ability to attract, retain and reward experienced and talented executive officers;

•	to link executive compensation to corporate performance and the long term interests of the Company’s stockholders;

•	to structure equity-based plans that balance the relationship between executive compensation and the creation of stockholder value in order to achieve the unification of the financial interests of executives and stockholders; and

•	to offer a compensation program that rewards individual involvement and participation as well as comprehensive business results.

Compensation Program

Total compensation for the Company’s executive officers includes base salary and may include performance bonuses, executive perquisites and participation in the Company’s qualified and non-qualified employee benefit plans. The Compensation Committee reviews compensation surveys prepared by management of the Company, and summaries of compensation surveys prepared by the American Electronics Association and by Radford Associates, and an employment compensation consulting firm, to compare the Company’s compensation package with that of similarly-sized high technology companies in the Company’s geographic area. In preparing the performance graph set forth in the section entitled “Performance Measurement Comparison,” the Company has selected companies having a standard industrial code for computer programming, data processing and other computer related services as its peer group index; however, the companies included in the Company’s salary surveys are not necessarily those included in this index, because companies in the index may not compete with the Company for executive talent, and companies which do compete for executive officers may not be publicly traded.

Base Salary.  The policy of the Compensation Committee is to offer sufficient compensation to attract, retain and reward experienced and talented executive officers. To meet this goal, initial salaries are based on negotiations between the particular executive officer and our Chief Executive Officer, subject to review by the Compensation Committee. This review takes into account the candidate’s experience and credentials and the current market conditions. Base salaries of executive officers are also reviewed annually by the Compensation Committee and adjustments are made based on (i) salary recommendations from our Chief Executive Officer, (ii) individual performance of executive officers for the previous fiscal year, (iii) financial results of the Company for the previous year, (iv) the financial condition of the Company and (v) reports to the Compensation Committee from the compensation surveys concerning competitive salaries, scope of responsibilities of the officer position and levels paid by similarly-sized high technology companies in the Company’s geographic area. Our Chief Executive Officer does not make recommendations regarding his own compensation.

Cash Bonus.  The amount of the performance bonus paid to an executive officer is dependent upon the Company attaining appropriate established business targets and corporate performance goals and the performance of the individual executive officer. The Compensation Committee believes that this type of bonus program properly aligns the interests of the Company’s executive officers with the interests of stockholders.

Stock Options.  The Company also strongly believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders, and therefore makes periodic grants of stock options under the 2003 Equity Incentive Plan. The options are granted at an exercise price equal to the fair market value of such stock on the date of grant. Stock options are granted to the Company’s executive officers and other employees, both as a reward for past individual and corporate performance as well as long-term incentive for future performance. To assist the Company in retaining and motivating key employees, option grants generally vest over a four-year period from the date of grant. See “Option Grants in Last Fiscal Year.”

Compensation for our Chief Executive Officer

The Compensation Committee believes that our Chief Executive Officer’s total compensation is largely based upon the same policies and criteria used for other executive officers. Each year the Compensation Committee reviews the Chief Executive Officer’s compensation arrangement, the individual performance for the calendar year under review, as well as the Company’s performance. The Compensation Committee approved Dr. Harry Gruber’s salary as President and Chief Executive Officer for the 2005 fiscal year.

Section 162(m) of the Internal Revenue Code Limitations on Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) generally limits the tax deductions a public corporation may take for compensation to its named executive officers to $1 million per executive per year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company’s 2003 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company’s common stock on the date of grant constitute “performance-based compensation.” The Company’s stockholders previously approved this plan which exempts any compensation recognized by a named executive officer as a result of the grant of such a stock option from the application of Section 162(m).

Conclusion

It is the opinion of the Compensation Committee that the aforementioned compensation policies and structures provide the necessary incentives to properly align the Company’s corporate economic performance and the interests of the Company’s stockholders with progressive, balanced and competitive executive total compensation practices in an equitable manner.

COMPENSATION COMMITTEE

Hector Garcia-Molina, Ph.D.

Robert J. Korzeniewski, C.P.A.

Deborah D. Rieman, Ph.D.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Harry E. Gruber, M.D.

Chief Executive Officer and President

San Diego, California

June 19, 2006

\*/ DETACH PROXY CARD HERE \*/

PROXY

This Proxy is solicited on behalf of the Board of Directors of

Kintera, Inc.

Annual Meeting of Stockholders July 20, 2006

The undersigned hereby appoints Harry E. Gruber, M.D., and Richard Davidson, and each of them, proxyholders, each with full power of substitution to vote all of the shares of stock of Kintera, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of Morrison & Foerster LLP at 12531 High Bluff Drive, Suite 100, San Diego, California 92130 on Thursday, July 20, 2006 at 2:00 p.m. (Pacific Time) and at any continuation, postponement or adjournments thereof, with respect to the following matters, which were more fully described in the Proxy Statement dated June 19, 2006, receipt of which is hereby acknowledged by the undersigned.

This proxy will be voted as directed. Unless otherwise directed, this proxy will be voted (1) FOR election of the director nominees; (2) FOR the proposal to amend the 2003 Equity Incentive Plan to increase the maximum aggregate number of shares that may be issued thereunder by 950,000; (3) FOR the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2006; and (4) any other matters that may properly come before the meeting or any adjournment or postponement thereof will be voted according to management’s best judgment on the particular matter.

This proxy is valid only when signed and dated.

See Reverse Side

KINTERA, INC.

BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE, YOU MUST DETACH THIS PORTION OF THE PROXY CARD

\*/ PLEASE DETACH HERE \*/

KINTERA, INC.

1. Election of Directors ☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY to vote for all nominees listed below	☐ *EXCEPTIONS

Nominees:  01 Harry E. Gruber, M.D., 02 Hector Garcia-Molina, Ph.D.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provided below.)

EXCEPTIONS

2. Approval of proposal to amend the 2003 Equity Incentive Plan to increase the maximum aggregate number of shares that may be issued thereunder by 950,000.	3. To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2006.
☐ FOR ☐ AGAINST ☐ ABSTAIN	☐ FOR ☐ AGAINST ☐ ABSTAIN

4. Any other matters as may properly come before the meeting or any adjournment or postponement thereof. As to these other matters, the undersigned hereby confers discretionary authority.	If you wish to vote in accordance with the recommendations of management, all you need to do is sign and return this card. The Trustee cannot vote your shares unless you sign and return the card.
☐ FOR ☐ AGAINST ☐ ABSTAIN

Please sign exactly as your name is printed. Each joint tenant should sign. Executors, administrators, trustees and guardians should give full titles when signing. Corporations and partnerships should sign in full the corporate or partnership name by an authorized person. Please mark, sign, date and return your Proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.
Dated: , 2006

Signature